Exhibit 99-28(n)(1)

ASSET MANAGEMENT FUND

AUSTIN ATLANTIC FUNDS

MULTI-CLASS PLAN

(As Amended)

WHEREAS, the Asset Management Fund (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) with authorized separate series (“Funds”);

WHEREAS, Austin Atlantic Capital, Inc. serves as the principal underwriter and distributor for the Austin Atlantic Funds;

WHEREAS, as described in its prospectus, the Large Cap Equity Fund has established multiple classes enabling the Fund to offer classes with varying investment minimums and distribution fees;

WHEREAS, as described in its prospectus, the Ultrashort Financing Fund has established multiple classes enabling the Fund to offer classes with varying investment minimums and distribution fees; and

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.

NOW, THEREFORE, the Trust, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Multi-Class Plan on behalf of the Austin Atlantic Funds as follows:

1. Each class of shares of the Large Cap Equity Fund and each class of shares of the Ultrashort Financing Fund will represent interests in such Fund’s investments, and be identical in all respects to each other class of such Fund, except as set forth below. The only differences among the various classes of shares of the same Fund may relate solely to: (a) different distribution fee payments associated with any Distribution Plan for a particular class of shares and any other costs relating to implementing or amending such Distribution Plan (including obtaining shareholder approval of such Plan or any amendment thereto), which will be borne solely by shareholders of such classes; (b) different shareholder services fees associated with the Shareholder Services Agreement; (c) different investment minimums; and (d) different class expenses, which will be limited to any additional expenses that are subsequently identified and determined to be properly applied to one class of shares of a Fund upon approval by a majority of the Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Trust.

2. Under this Multi-Class Plan, certain expenses may be attributable to a Fund, but not to a particular class thereof (“Fund Expenses”). All Fund Expenses will be borne by each class of that Fund on the basis of the relative aggregate net assets of the classes.

A class of shares may be permitted to bear expenses that are directly attributable to such class (“Class Expenses”) including: (a) any distribution fees associated with the Distribution Plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto); (b) any shareholder services fees associated with the Shareholder Services Agreement attributable to such class; and (c) any class expenses determined by the Trustees to be attributable to such class, including: (i) expenses incurred in connection with a meeting of shareholders; (ii) litigation expenses; (iii) printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class; (iv) expenses of administrative personnel and services required to support the shareholders of a specific class; (v) transfer agent fees and shareholder servicing expenses; and (v) such other expenses incurred by or attributable to a specific class.

Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class.

Notwithstanding the foregoing, an investment adviser, administrator, distributor or other provider of services to a Fund or the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act. Expenses may be waived or reimbursed by a Fund’s investment adviser, administrator, distributor or any other provider of services to a Fund or the Trust without the prior approval of the Board of Trustees.

3. To the extent exchanges are permitted, shares of a Fund will be exchangeable with shares of another Fund as described in the prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

4. Dividends paid by a Fund as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution fees, shareholder services fees and class expenses allocated to a class will be borne exclusively by that class.

5. Any distribution arrangement of a Fund, including distribution fees, will comply with Rule 2341 (or any successor rule) as applied by the Financial Industry Regulatory Authority.

6. All material amendments to this Plan must be approved by a majority of the members of the Trust’s Board of Trustees, including a majority of the board members who are not interested persons of the Trust.

Dated: July 22, 1999

As amended: July 18, 2008, January 28, 2016, and October 27, 2016